Exhibit 10.1
MERGER TERMINATION AGREEMENT

This Merger Termination Agreement (this “Agreement”) is entered into as of June 25, 2009 by and between Berkshire Hills Bancorp, Inc. (“Berkshire Hills Bancorp”), a Delaware corporation, and CNB Financial Corp. (“CNB Financial”), a Massachusetts corporation.

RECITALS

WHEREAS, Berkshire Hills Bancorp and CNB Financial have entered into an Agreement and Plan of Merger, dated April 29, 2009, as amended on May 21, 2009 (the “Merger Agreement”); and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Merger Agreement; and

WHEREAS, Section 7.1(a) of the Merger Agreement provides that the Merger Agreement may be terminated at any time prior to the Effective Time of the Merger by mutual written consent of Berkshire Hills Bancorp and CNB Financial; and

WHEREAS, Berkshire Hills Bancorp and CNB Financial intend to terminate the Merger Agreement effective upon the receipt by Berkshire Hills Bancorp of the Fee provided for in Section 2(b) of this Agreement; and

WHEREAS, the Boards of Directors of Berkshire Hills Bancorp and CNB Financial have each authorized the termination of the Merger Agreement pursuant to the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the agreements set forth herein, the parties agree as follows:

1.           Termination of Merger Agreement.  Effective immediately upon receipt by Berkshire Hills Bancorp of the Fee described in Section 2(b) below, Berkshire Hills Bancorp and CNB Financial hereby terminate the Merger Agreement pursuant to Section 7.1(a) of the Merger Agreement by the mutual consent of the parties thereto.  If the Fee is not received by Berkshire Hills Bancorp by the date specified in Section 2(b) below, this Agreement shall become null and void and have no effect, and the Merger Agreement shall continue in full force and effect as if this Agreement had not been entered into.

2.           Effect of Termination; Mutual Discharge and Waiver.

(a)           Except as expressly provided in this Agreement, including Section 4 hereto, as a result of the termination of the Merger Agreement pursuant to this Agreement, the Merger Agreement shall become void, and there shall be no liability under the Merger Agreement on the part of any party hereto or any of their respective affiliates, subsidiaries, directors, officers, shareholders, employees, agents, financial and legal advisors and other representatives, and all rights and obligations of each party thereto shall cease, except that no party shall be relieved or released from any liabilities or damages arising out of a willful breach as provided in Section 7.3 of the Merger Agreement.

(b)           CNB Financial shall pay to Berkshire Hills Bancorp the $970,000 termination fee (the “Fee”) provided for in Section 7.2(a) of the Merger Agreement on or before the business day following the date of this Agreement.  Payment of the Fee shall be made by wire transfer of immediately available funds to the account designated by Berkshire Hills Bancorp on Exhibit A hereto.  In the event CNB Financial has paid the Fee by wire transfer to the account designated on Exhibit A before the execution of this Agreement, the Fee shall be deemed to be received by Berkshire Hills Bancorp concurrently with the execution of this Agreement.  Berkshire Hills Bancorp acknowledges that payment of the Fee shall constitute full and final satisfaction of any and all obligations of CNB Financial under Section 7.2 of the Merger Agreement.

(c)           Effective upon receipt by Berkshire Hills Bancorp of the Fee described in Section 2(b) above, each party hereto, on behalf of itself and, to the extent permitted by law, its affiliates, subsidiaries, directors, officers, shareholders, employees, agents, financial and legal advisors and other representatives, and the successors and assigns of each of them (each, a “Releasing Party”), hereby releases the other party hereto and each of its respective affiliates, subsidiaries, directors, officers, shareholders, employees, agents, financial and legal advisors and other representatives, and the successors and assigns of each of them, from any and all liabilities and obligations, claims, causes of action and suits, at law or in equity, whether now known or unknown, whether arising under any federal, state, local or foreign law or otherwise, that any Releasing Party has, has had or may have in the future arising out of, relating to, or in connection with the Merger Agreement, the CNB Financial Voting Agreements and the transactions contemplated thereby, including, without limitation, any liability or obligation set forth in Section 7.2 of the Merger Agreement and any liability or obligation arising out of any breach or alleged breach of any representation, warranty, covenant or agreement contained in the Merger Agreement, provided that nothing in this Section 2 shall impair the survival and full force of the Confidentiality Agreements (as defined in Section 4 below).

3.           Acknowledgement of Termination of CNB Financial Voting Agreements.  Berkshire Hills Bancorp and CNB Financial each acknowledge that, effective upon and by virtue of the termination of the Merger Agreement pursuant to Section 1 hereof, the CNB Financial Voting Agreements executed in connection with the Merger Agreement shall be simultaneously terminated in accordance with their terms and no obligations, rights, responsibilities or other encumbrances or restrictions of any kind shall result or arise therefrom.

4.           Survival of Confidentiality Agreement.  Notwithstanding anything contained in this Agreement or in the Merger Agreement to the contrary, the provisions of the Confidentiality Agreements dated February 23, 2009 and April 9, 2009 between Berkshire Hills Bancorp and CNB Financial (the “Confidentiality Agreements”) shall survive and remain in full force and effect in accordance with its terms.  On or before July 10, 2009, Berkshire Hills Bancorp and CNB Financial agree to return to the other party all Confidential Information (as such term is defined in the Confidentiality Agreements) held by it or any of its affiliates, directors, officers, employees, agents, financial advisors, legal advisors, accountants or controlling persons (the “Representatives’), and to destroy all other documents, memoranda, notes, summaries, analyses, extracts, compilations, studies or other material prepared by or in the possession of the other party of their Representatives, based on the Confidential Information.  Each party acknowledges that the Confidentiality Agreements apply to any respective successor(s) thereof.

5.           Representations of Berkshire Hills Bancorp.  Each of Berkshire Hills Bancorp and its subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite power and authority to operate its business as it is now currently conducted.  Berkshire Hills Bancorp has full corporate power and authority to execute and deliver this Agreement.  This Agreement has been duly and validly executed and delivered by Berkshire Hills Bancorp and constitutes a valid binding obligation of Berkshire Hills Bancorp enforceable against Berkshire Hills Bancorp in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor’s rights generally and by general equitable principles.

6.           Representations of CNB Financial.  Each of CNB Financial and its subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite power and authority to operate its business as it is now currently conducted.  CNB Financial has full corporate power and authority to execute and deliver this Agreement.  This Agreement has been duly and validly executed and delivered by CNB Financial and constitutes a valid binding obligation of CNB Financial enforceable against CNB Financial in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor’s rights generally and by general equitable principles.

7.           Public Announcement.  Berkshire Hills Bancorp and CNB Financial acknowledge that each intends to issue a press release promptly after the execution of this Agreement with respect to this Agreement and the termination of the Merger Agreement.  Each of Berkshire Hills Bancorp and CNB Financial shall consult with the other before issuing such press release.

8.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.  This Agreement shall be binding upon any successor to Berkshire Hills Bancorp or CNB Financial.

9.           Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

10.           Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not effect in any way the meaning or interpretation of this Agreement.

11.           Amendment; Counterparts.  This Agreement may be modified or amended only by a writing signed by the parties hereto.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

Berkshire Hills Bancorp, Inc.

By:	/s/ Michael P. Daly
Michael P. Daly
President and Chief Executive Officer

CNB Financial Corp.

By:	/s/ Cary J. Corkin
Cary J. Corkin
Chairman of the Board of Directors

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